Exhibit 99

NIC Earns 15 Cents Per Share in First Quarter 2013; Total Revenues Increase 26 Percent, Contributing to 62 Percent Rise in Operating Income

Revenue Contributions from New State Portals and 35 Percent Same-State Non-DMV Revenue Growth Drive Strong Results for the Quarter

OLATHE, Kan.--(BUSINESS WIRE)--May 6, 2013--NIC Inc. (NASDAQ: EGOV), the leading provider of official state eGovernment services, today announced net income of $10.0 million and earnings per share of 15 cents on total revenues of $61.2 million for the three months ended March 31, 2013. Operating income increased 62 percent to $15.7 million for the quarter. In the first quarter of 2012, the company reported net income of $5.6 million and earnings per share of nine cents on total revenues of $48.7 million.

Quarterly portal revenues were a record $58.0 million, a 27 percent increase over first quarter 2012. On a same-state basis, portal revenues were up 16 percent in the current quarter. Same-state, transaction-based revenues from non-driver record (non-DMV) services rose 35 percent over first quarter 2012 through strong performance from several key services, including the Texas motor vehicle inspection service as part of the DPS Direct suite of services, and from increased adoption of several business and citizen-related services in New Jersey. Same-state DMV revenues increased 2 percent in the first quarter of 2013, while portal management revenues grew 9 percent. Portal time & materials revenues decreased 30 percent in the first quarter of 2013, due primarily to the expiration of certain Texas Master Work Order projects in 2012, as previously disclosed.

Current quarter revenues from the Company’s newer portals in Oregon, Maryland, and Pennsylvania were approximately $5.1 million.

Portal gross profits increased to $25.3 million, a 49 percent increase over the prior year quarter. NIC’s portal gross profit percentage was 44 percent in the current quarter, up from 37 percent in the prior year quarter. The Company expects costs to increase and the portal gross profit percentage to decrease in future quarters as it continues to expand operations in new portal states, particularly Pennsylvania.

“Online eGovernment services remain the backbone of our business and once again helped produce strong financial results,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We know these services can expand beyond our state business, and we continue to educate federal agency leaders about our business in an effort to create future opportunities.”

Selling & administrative expenses in the current quarter increased 21 percent, or $1.7 million, from the first quarter of 2012. However, as a percentage of total revenues, selling & administrative expenses were 16 percent in both the current and prior year quarters. The Company incurred approximately $1.8 million in legal fees and other third-party costs in the first quarter of 2013 in connection with the previously disclosed SEC investigation and related matters. However, these costs were offset by approximately $1.4 million of reimbursement expected from the Company’s directors’ and officers’ liability insurance carrier. Selling & administrative expenses in the prior year quarter included approximately $0.8 million of costs related to the SEC matter, which were offset by approximately $0.7 million of insurance reimbursement. The current quarter increase in selling & administrative expenses was also attributable to higher costs to enhance corporate-wide information technology and security infrastructure as a result of the Company’s growth and higher executive and non-executive management incentive compensation.

Depreciation & amortization expense in the current quarter increased 55 percent, or $0.7 million, from the prior year quarter due mainly to capital expenditures for the Texas motor vehicle inspection service, part of the DPS Direct suite of services, and for enhancements to corporate-wide information technology and security infrastructure. As a percentage of total revenues, depreciation & amortization expense was 3 percent in the current and prior year quarters.

The Company’s effective tax rate in the current quarter decreased to 37 percent from 42 percent in the prior year quarter, due to several factors, including changes in state taxes and a favorable benefit related to the Federal research and development tax credit for the 2012 tax year totaling approximately $0.4 million for 2012 and $0.1 million for the first quarter of 2013, as legislation extending the tax credit through 2013 was signed into law during the current quarter.

“We’re off to a strong start in 2013, partly as a result of the significant investments we made in 2012, with new state portals and new services in existing state portals contributing meaningfully to our results for the quarter,” said Steve Kovzan, NIC Chief Financial Officer. “Furthermore, we continue to be excited about the potential growth catalysts that exist in our current pipeline of prospect states and our longer-term prospects at the federal level.”

Operational Highlights

During the first quarter, NIC’s Maryland portal launched the newly redesigned Maryland.gov website, as well as the state’s first online business registration system, The Central Business Licensing System. The new Maryland.gov site includes several enhancements, which were driven by citizen feedback provided at a series of focus groups. The site takes a mobile-first approach, utilizing responsive design so that the device being used to visit the site is automatically detected, with the site’s content and design scaling accordingly. The state’s new Central Business Licensing System allows entrepreneurs to register a new business and establish a tax account all from one online location. Each year more than 47,000 new business registrations are completed in Maryland, and the new online system cuts the processing time from 10 weeks to five to seven days.

Also during the first quarter, the state of Kansas signed a one-year renewal extension, taking its contract through December 2014 and Nebraska signed a two-year contract extension, taking its contract through January 2016. The Commonwealth of Kentucky signed a one-year renewal extension, taking its contract through August 2014, and the Federal Motor Carrier Safety Administration signed a one-year contract renewal extension, taking its contract through February 2014. During the quarter, the Company decided not to respond to a request for proposal issued by the state of Arizona for a new contract. In the first quarter, revenues from the Arizona portal contract, which expires in June 2013, accounted for approximately 1 percent of the Company’s total consolidated revenues.

First Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2013 first quarter, and answer questions from the investment community. The call may also include discussion of company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Monday, May 6, 2013
4:30 p.m. (EDT)

Call bridge:	877-941-0844 (U.S. callers) or 480-629-9835 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of the Webcast will be available until 11 p.m. (EST) on Nov. 7, 2013, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The Company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended
	March 31,
	2013	2012
Revenues:
Portal revenues	$58,042	$45,712
Software & services revenues	3,182	3,031
Total revenues	61,224	48,743
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	32,762	28,751
Cost of software & services revenues, exclusive of depreciation & amortization	1,103	957
Selling & administrative	9,608	7,935
Amortization of acquisition-related intangible assets	-	81
Depreciation & amortization	2,027	1,311
Total operating expenses	45,500	39,035
Operating income	15,724	9,708
Other expense, net	(19)	(1)
Income before income taxes	15,705	9,707
Income tax provision	5,748	4,079
Net income	$9,957	$5,628

Basic net income per share	$0.15	$0.09
Diluted net income per share	$0.15	$0.09

Weighted average shares outstanding:
Basic	64,710	64,297
Diluted	64,710	64,297

Key Financial Metrics:
Revenue growth - outsourced portals	27%	13%
Same state revenue growth - outsourced portals	16%	10%
Recurring portal revenue as a % of total portal revenues	96%	92%
Gross profit % - outsourced portals	44%	37%
Revenue growth - software & services	5%	27%
Gross profit % - software & services	65%	68%
Selling & administrative expenses as a % of total revenues	16%	16%
Operating income as a % of total revenue	26%	20%

Portal Revenue Analysis:
DMV transaction-based	$22,762	$17,419
Non-DMV transaction-based	30,170	22,312
Portal software development	2,545	3,631
Portal management	2,565	2,350
Total portal revenues	$58,042	$45,712

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$63,717	$62,358
Trade accounts receivable, net	65,944	55,261
Deferred income taxes, net	1,026	887
Prepaid expenses & other current assets	8,945	9,340
Total current assets	139,632	127,846
Property and equipment, net	15,240	16,025
Intangible assets, net	1,265	1,016
Other assets	254	253
Total assets	$156,391	$145,140

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,502	$43,664
Accrued expenses	17,512	18,948
Other current liabilities	223	208
Total current liabilities	62,237	62,820

Deferred income taxes, net	2,416	2,050
Other long-term liabilities	1,831	1,346
Total liabilities	66,484	66,216

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 64,458 and 64,628 shares issued and outstanding	6	6
Additional paid-in capital	85,334	84,308
Retained earnings (accumulated deficit)	4,567	(5,390)
Total stockholders' equity	89,907	78,924
Total liabilities and stockholders' equity	$156,391	$145,140

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Retained Earnings
	Shares	Amount	Capital	(Accumulated Deficit)	Total
Balance, January 1, 2013	64,628	$6	$84,308	$(5,390)	$78,924
Net income	-	-	-	9,957	9,957
Restricted stock vestings	221	-	83	-	83
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	-	-	50	-	50
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(79)	-	(1,337)	-	(1,337)
Stock-based compensation	-	-	878	-	878
Tax deductions relating to stock-based compensation	-	-	581	-	581
Shares issuable in lieu of dividend payments on unvested performance-based restricted stock awards	-	-	(133)	-	(133)
Issuance of common stock under employee stock purchase plan	88	-	904	-	904
Balance, March 31, 2013	64,858	$6	$85,334	$4,567	$89,907

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended
	March 31,
	2013	2012

Cash flows from operating activities:
Net income	$9,957	$5,628
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	-	81
Depreciation & amortization	2,027	1,311
Stock-based compensation expense	878	723
Deferred income taxes	(538)	(130)
Loss on disposal of property and equipment	19	1
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	(10,683)	1,101
(Increase) decrease in prepaid expenses & other current assets	1,160	(1,538)
(Increase) in other assets	(1)	(1)
Increase (decrease) in accounts payable	838	(1,952)
(Decrease) in accrued expenses	(2,901)	(2,107)
Increase in other current liabilities	15	38
Increase (decrease) in other long-term liabilities	485	(50)
Net cash provided by operating activities	1,256	3,105

Cash flows from investing activities:
Purchases of property and equipment	(1,002)	(1,212)
Capitalized internal use software development costs	(380)	(137)
Net cash used in investing activities	(1,382)	(1,349)

Cash flows from financing activities:
Proceeds from employee common stock purchases	904	806
Tax deductions related to stock-based compensation	581	697
Net cash provided by financing activities	1,485	1,503

Net increase in cash	1,359	3,259
Cash, beginning of period	62,358	61,639
Cash, end of period	$63,717	$64,898

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$128	$-

Cash payments:
Income taxes paid	$3,001	$4,032
Cash dividends on common stock previously restricted for payment of dividend	$-	$16,231

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@egov.com